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Exhibit 10(q)

[LETTERHEARD OF TELCORDIA TECHNOLOGIES]

VIA FEDERAL EXPRESS

June 13, 2002

Mr. Matthew J. Desch
17194 Preston Road, #102
Dallas, Texas 75248-1221

Dear Matt:

        I am pleased to offer you a position as Chief Executive Officer for Telcordia Technologies, Inc. (Telcordia)1, reporting directly to me as Chairman of Telcordia's Board. If you accept this position you will be nominated to membership on the Board of Directors of Science Applications International Corporation (SAIC) and the Board of Directors of Telcordia Technologies, Inc. Your assigned office location will be in New Jersey. Your monthly base salary will be $41,666.67, which is equivalent to a rate of $500,000.00 per year. We would like you to start work on Monday, July 8, 2002.

Nomination to officer status is subject to Board approval.

        As the senior member of the Telcordia management team, you will be eligible to participate in our annual incentive compensation plan, which has both a short-term and long-term component. Your target short-term performance bonus for the Telcordia fiscal year 2003 (FY03) which ends on January 31, 2003, will be $500,000, with the potential for up to $750,000 for extraordinary performance. Short-term bonuses are payable in cash and fully vested SAIC stock. You will also be eligible for a long-term performance bonus in the form of vesting stock and stock granted on option, the details of which will be explained in a separate letter. Your bonus for FY03 will be based on both corporate performance and achievement of your FY03 objectives (as determined by the Chairman of the Board), and may be pro-rated based on the number of months you are employed during FY03.

        This offer of employment also includes significant sign-on incentives and the opportunity to acquire stock in the SAIC. Specific information on the stock features of your employment offer will be covered in a separate letter.

        Telcordia will cover the cost of relocating you and your family from Texas to New Jersey, with relocation to occur at your earliest convenience. You will be reimbursed for the actual costs of relocating your household, including the cost of temporary living expenses, moving household goods, home travel to New Jersey prior to relocation, real estate acquisition expenses and loss protection benefits. You will also be provided a no interest "bridge loan" if needed, until your home in Texas is sold. After relocation expenses have been approved, Telcordia will provide you with a one time "gross up" to your base salary to cover your federal, state and local income and employment tax liability on the relocation benefits provided by Telcordia.2

You agree to repay any relocation payments from Telcordia, should you resign your employment within one year of your start date.

        If your employment is terminated by Telcordia for reasons other than cause,3 or if you resign because you were demoted and/or because your base salary and/or target incentive compensation were reduced, Telcordia will provide you with separation benefits equal to eighteen months of your base salary paid as a lump sum, relocation benefits (not to exceed the benefit level provided in the preceding paragraph) and two years consulting status for purposes of vesting your unvested SAIC securities. The severance benefits described in this letter will be Telcordia's sole and exclusive obligation to you in the event you are terminated for reasons other than cause or if you resign for the reasons described herein. In return for these separation benefits, you will be required to sign a release and a non-compete/non-solicitation agreement.4

"Cause" shall be defined as (i) a willful failure to substantially perform your duties, (ii) gross misconduct or, (iii) conviction of a felony.

Should Telcordia employ you, it is understood that you or the Company may terminate this employment relationship at any time, with or without notice.

        As an employee of Telcordia, you will be eligible to receive the fringe benefit package described in the documents that are being sent to you today via FedEx by Telcordia. Rozan Brown (973) 829-3372 will arrange a special briefing for you on Telcordia benefits at your convenience. Please complete the following forms and return them to Rozan Brown as soon as possible.5

Your employment is contingent upon these documents being completed, signed and returned to Telcordia prior to your becoming a regular employee.

    Employee Agreement Regarding Intellectual Property and Confidentiality
    Employment Application
    Mutual Agreement to Arbitrate Claims
    Telcordia Code of Business Ethics Acknowledgement
    Employment Eligibility Verification (I-9) (w/required documents)
    Fair Credit Reporting Act Disclosure

        Telcordia has a strong policy against employee use of illegal drugs and substance abuse. Your employment is also contingent upon your successfully passing a medical laboratory screen for illegal drugs. Details on this screening process will be provided during your first week of employment.

        Our commitment to technical leadership, quality, ethics and employee ownership, combined with our extraordinary range of technologies, has made SAIC the largest employee-owned R&D company in the world. It is our intention to foster an environment conducive to challenge and opportunity. In turn, your capabilities will enhance our management team and contribute to the future growth and success of the company.

        This employment offer is effective through July 1, 2002. Please indicate your acceptance of this offer by signing this letter in the space provided below and returning it to Bernie Theule in the enclosed envelope, prior to the expiration date.

        We look forward to a mutually rewarding association. Should you have any questions, please call me at (858) 826-6656 or Bernie Theule (858) 826-2405.

Sincerely,

TELCORDIA TECHNOLOGIES, INC.

/s/  J. R. BEYSTER

J. R. Beyster
Chairman of the Board

BT

I accept the terms and conditions of this employment offer.

/s/ MATTHEW J. DESCH Matthew J. Desch	6/14/02 Date

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Exhibit 10(q)
[LETTERHEARD OF TELCORDIA TECHNOLOGIES]